Exhibit 22.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

1.	Pinnacle Domestic International Sales Corporation, a California corporation
2.	Pinnacle Systems Ltd., a United Kingdom Incorporated Company
3.	Pinnacle Foreign Sales Corporation, U.S. Virgin Islands Corporation
4.	Pinnacle Systems C.V., a limited partnership formed under the laws of the Netherlands
5.	Pinnacle Systems GmbH, a corporation organized under the laws of Germany
6.	Pinnacle Systems B.V., a corporation organized under the laws of the Netherlands
7.	Pinnacle Systems S.A.R.L., a corporation organized under the laws of France
8.	Bernardo Merger Corporation, a Delaware Corporation
9	Truevision, Inc., a Delaware Corporation
10.	RasterOps B.V., a corporation organized under the laws of the Netherlands
11.	RasterOps GmbH, a corporation organized under the laws of Germany
12.	RasterOps France S.A.R.L., a corporation organized under the laws of France
13.	RasterOps U.K. Limited, a corporation incorporated under the laws of the United Kingdom
14.	RasterOps Foreign Sales Corporation, a Barbados Corporation
15.	Synergy, Inc. a Utah Corporation
16.	Puffin Designs, Inc., a California Corporation
17.	1117 Acquisition Corporation, a Delaware Corporation
18.	Avid Sports, Inc., a Delaware Corporation
19.	Propel Ahead, Inc., a New York Corporation
20.	PS Miro Holdings, Inc. & Co., KG a limited partnership organized under the laws of Germany
21.	PS Miro Holdings, Inc., a Delaware Corporation
22.	Uncut Audio Corporation, a California Corporation
23.	Pinnacle Systems, KK Japan, a corporation organized under the laws of Japan